Exhibit 10.51

RESTRICTED STOCK GRANT AGREEMENT
PURSUANT TO BURLINGTON STORES, INC.
2013 OMNIBUS INCENTIVE PLAN

THIS AWARD AGREEMENT (the “Award Agreement”) is entered into as of _________________between Burlington Stores, Inc. (formerly Burlington Holdings, Inc.), a Delaware corporation (the “Company”), and _____________ (the “Participant”).  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Burlington Stores, Inc. 2013 Omnibus Incentive Plan (the “Plan”).

Recitals

WHEREAS, the Participant is an employee of Burlington Stores, Inc.;

WHEREAS, the Company has adopted the Plan providing for the grant under certain circumstances of certain equity incentive awards, including shares of Restricted Stock;

WHEREAS, the Company, under the terms and conditions set forth below, desires to grant Participant an Award of Restricted Stock (the “Award”) pursuant to the terms set forth in the Plan; and

WHEREAS, in consideration of the grant of the Award and other benefits, the Participant is willing to accept the Award provided for in this Award Agreement and is willing to abide by the obligations imposed on him under this Award Agreement and the Plan.

Provisions

NOW, THEREFORE, in consideration of the mutual benefits hereinafter provided, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the Company and the Participant, intending to be legally bound, hereby agree as follows:

1.Restricted Stock Award.  The Company hereby grants to the Participant, subject to the terms and conditions set forth or incorporated herein, an Award consisting of a total of __________ shares of Common Stock, subject to adjustment under the Plan (the “Shares”).  Upon the execution and delivery of this Award Agreement, the Company will, subject to Section 5 below, issue to the Participant the Shares granted hereunder, and such Shares shall constitute Restricted Stock pursuant to the Plan.

2.Effect of the Plan.  The Award granted under this Award Agreement is subject to all of the terms and conditions of the Plan, which are incorporated by reference and made a part of this Award Agreement.  The Participant will abide by, and the Award granted to the Participant will be subject to, all of the provisions of the Plan and of this Award Agreement, together with all rules and determinations from time to time issued by the Committee established to administer the Plan.

3.Restriction Period.  The Restriction Period applicable to the Award granted hereunder is as follows:

(a)

All Shares shall be unvested at issuance.  Subject to Section 3(b) below, 25% of the Shares shall vest on each of the first, second, third and fourth anniversary date of this Award Agreement (or the following business day if such date is not a business day) if the Participant remains continuously employed by the Company on such date.

(b)

Following a Change in Control, vesting of unvested Shares shall not accelerate by reason of such Change in Control; provided, however, that 100% of the Shares shall vest if, within the two year period immediately following a Change in Control, the employment of the Participant is terminated by the Company or by the Subsidiary without Cause, or the Participant resigns with Good Reason.  Notwithstanding anything in this Award Agreement or in the Plan to the contrary, for purposes of this agreement, “Cause” and “Good Reason” shall have the meaning provided in the terms of that certain employment agreement between the Company or one of its Subsidiaries and the Participant effective at the time of the Participant’s termination of employment with the Company or its Subsidiary.

(c)

All unvested Shares shall automatically be forfeited (and shall not vest) if the Participant’s employment with the Company shall terminate for any reason (other than as provided in Section 3(b) above in the case of termination by the Company without Cause or by the Participant for Good Reason following a Change in Control) prior to the earlier of the date on which they otherwise would have vested pursuant to Section 3(a) above.

(d)

Participant shall be entitled to receipt of all dividends paid by the Company on its Shares, as and when such dividends are declared and paid to holders of Shares; provided, any dividends on unvested Shares shall be held and paid to Participant within 10 days after the vesting of such Shares after becoming vested.

4.Withholding Taxes.  The Committee may make such provision for any applicable federal or state the withholding obligations of the Company pursuant to Section 14.4 of the Plan.  In addition, at least sixty (60) days prior to the time of vesting of any Shares granted under this Award Agreement, the Company will give notice thereof to the Participant.  Participant shall deliver to the Company an amount in cash sufficient to satisfy all United States federal, state and local and non-United States tax of any kind (including Participant’s FICA and SDI obligations) which the Board, in its sole discretion, deems necessary to be withheld or remitted with respect to the Shares in order to comply with the U.S. Internal Revenue Code of 1986, as amended, and/or any other applicable law, rule or regulation (the “Minimum Withholding Tax”).  Alternatively, at the Participant’s election, exercisable on or before ten (10) days prior to the date of vesting of such Shares, the Company shall have the right and power to deduct or withhold a number of Shares having a Fair Market Value (as determined by the Board as of the date of vesting thereof) equal to the Minimum Withholding Tax; provided, however, that such option shall be deemed to have been exercised in the case of accelerated vesting pursuant to Section 3(b) in the case of termination of Participant’s employment by the Company or the Subsidiary or by the Participant for Good Reason following a Change in Control.  Participant shall remain responsible for the payment of any remaining taxes payable on account of the vesting of Shares.

5.Delivery of Stock.  Shares granted pursuant to this Award Agreement will be held in escrow by the Company on the Participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon.  Whenever Shares subject to the Award are released from restriction, the Company shall issue such unrestricted Shares.  The Company shall follow all requisite procedures to deliver such Shares to Participant; provided, however, that such delivery may be postponed to enable the Company to comply with applicable procedures, regulations or listing requirements of any governmental agency, stock exchange or regulatory agency.  Alternatively, at the Company’s discretion, shares may be held by the Company or its transfer agent on the Participant’s behalf in book entry form.

6.Transferability of Award.  This Award may only be transferred by will, and by the laws of descent and distribution.  The terms of this Award, including the restriction and vesting provisions set forth in Section 3, shall be binding upon the executors, administrators, successors and assigns of the Participant.

7.Adjustment Upon Changes in Shares.  In the event of a Section 4.2 Event, the adjustments provided for in Section 4.2(b) of the Plan shall be made to the number of Shares subject to the Award hereunder.

8.Section 83(b) Election.  Participant agrees to inform the Company promptly, and provide a copy of the election filed by the Participant with the Internal Revenue Service, if the Participant makes an election under Section 83(b) of the Code to treat any portion of this Award as taxable compensation prior to the time the restrictions are removed from the Shares subject to this Award.

9.Amendments; Termination of Plan.  The Board may amend this Award or terminate the Plan in accordance with Section 12.1 of the Plan.

10.Interpretation.  Any dispute regarding the interpretation of this Award shall be submitted by Participant or the Company to the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on the Company and on the Participant.

11.Notices.  All notices to the Company must be in writing, addressed and delivered or mailed to 1830 Route 130 North, Burlington, NJ 08016, Attention: General Counsel.  All notices to the Participant must be in writing addressed and delivered or mailed to Participant at the address shown on the records of the Company.

12.Governing Law; Severability.  This Award Agreement, and all determinations made and actions taken pursuant thereto, shall be governed under the laws of the State of Delaware.  If any part of this Award Agreement shall be determined to be invalid or unenforceable, such part shall be ineffective only to the extent of such invalidity or unenforceability, without affecting the remaining portions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Award Agreement to be duly executed as of the date first above written.

BURLINGTON STORES, INC.

By:
Name:
Title:

ACCEPTANCE

Participant hereby acknowledges receipt of a copy of the Plan, represents that Participant has read and understands the terms and provisions thereof, and accepts this Award subject to all the terms and conditions of the Plan and this Award Agreement.  Participant acknowledges that there may be adverse tax consequences associated with this Award or disposition of the Shares associated with this Award and that Participant should consult a tax adviser.

__________________________________
Participant